Exhibit 99.1

Media Contact: Bryan Haviland 614-677-7767 Jeff Allison 614-249-6350

August 20, 2003

Miller de Lombera elected to Nationwide FinancialSM board

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS) announced today that Martha Miller de Lombera of Mexico City, Mexico, has been elected to its board of directors for a term ending at the company’s annual meeting in 2006, effective immediately.

Miller de Lombera retired from Procter & Gamble in April 2001 following a 25-year career with the international company that saw her rise from a brand assistant to vice president and general manager of the company’s Latin American North Market Development Organization. Most of her career with Procter & Gamble was spent in Mexico.

She brings to Nationwide FinancialSM a vast background in marketing and general management, and first-hand knowledge of the Hispanic marketplace in the United States as well as in Mexico and other parts of Central and South America. Miller de Lombera will assist the NFS board in its goal to improve its understanding of the rapidly expanding Hispanic market in the United States and other areas.

Since retiring from Procter & Gamble, Miller de Lombera has served on the board of directors of Aeropuertos del Sureste, which operates nine airports in southeastern Mexico, including international facilities in Cancun, Cozumel and Oaxaca. She also serves on the board of directors for United Way International.

“Martha is an exceptional talent who has an intimate working knowledge of the Hispanic markets,” said Arden L. Shisler, NFS board chairman. “She has a strong comfort level in both the Mexican and American cultural arenas, which adds great value to her association with Nationwide Financial.”

Miller de Lombera holds a bachelor of arts degree with Great Distinction from Stanford University. She began her professional career in 1970, teaching Spanish and French at Crystal Springs School for Girls in Hillsborough, Calif. Her international work experience includes a four-year stay in London as an information officer with the Consejo Nacional de Turismo de Mexico and a three-year assignment in London while with Procter & Gamble.

Columbus-based Nationwide Financial is the holding company for the domestic retirement-savings operations of Nationwide,  which owns 63 percent of the outstanding common shares of NFS. The major operating subsidiary of NFS is Nationwide Life Insurance Company, the country’s 11th-largest life insurer1. For more information about Nationwide Financial, visit www.nationwidefinancial.com.

1 A.M. Best, based on 9/30/02 assets

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